Exhibit 11


                       Computation of Earnings Per Share




                                              Three Months                Year
                                                 Ended                    Ended
                                                June 30,                March 31,
                                                  1998                     1998
                                          ----------------         -----------------
Net loss                                       ($1,813,186)            ($  8,674,902)
Dividends in arrears on preferred stock        (   385,793)            (     107,749)
Recognition of beneficial conversion           ( 3,875,984)            (   2,206,480)
 feature of preferred stock
Net loss available to common shareholders      ($6,074,963)             ($10,989,131)
                                          ================         =================
Weighted-average common shares used in
 computing net loss per common share             8,422,261                 7,519,555
                                          ================         =================

Net loss per common share                            $(.72)                   $(1.46)
                                          ================         =================




                                     II-7